Exhibit 5.16

EMMETT BERRYMAN	September 17, 2014	SENDER’S E-MAIL:
eberryman@lmlawyers.com

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as Texas counsel to CHS/Community Health Systems, Inc. (the “Company”) and the Guarantors (as defined below), each organized and existing under the laws of the State of Texas, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $1,000,000,000 aggregate principal amount of the Company’s 5.125% senior secured notes due 2021 (the “Secured Exchange Notes”) that are to be general senior secured obligations of the Company and unconditionally guaranteed on a senior secured basis by Community Health Systems, Inc. (“Holdings”) and certain of the Company’s current and future domestic subsidiaries, including the Texas entities set forth on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being each, individually referred to herein as “Guarantor” and collectively referred to herein as the “Guarantors”), and $3,000,000,000 aggregate principal amount of the Company’s 6.875% senior unsecured notes due 2022 (the “Unsecured Exchange Notes,” and, together with the Secured Exchange Notes, the “Exchange Notes”) that are to be guaranteed on a senior unsecured basis by Holdings and certain of the Company’s current and future domestic subsidiaries, including the Guarantors. The Secured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among FWCT-2 Escrow Corporation (“Escrow Corp”), the guarantors party thereto, Regions Bank, as trustee (the “Trustee”) and Credit Suisse AG, as collateral agent (the “Collateral Agent”), as supplemented by the Assumption Supplemental Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, the Trustee and the Collateral Agent, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto, the Trustee and the Collateral Agent (collectively, the “Secured Notes Indenture”). The Unsecured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among Escrow Corp, the guarantors party thereto and the Trustee, as supplemented by the Assumption Supplement Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, and the Trustee, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto and the Trustee (collectively, the “Unsecured Notes Indenture,” and, together with the Secured Notes Indenture, the “Indentures”).

The Secured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 5.125% senior secured notes due 2021 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Secured Notes Registration Rights Agreement”). The Unsecured Exchange Notes are to be issued in an

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exchange offer for a like aggregate original principal amount of currently outstanding 6.875% senior notes due 2022 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch and Credit Suisse, each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Unsecured Notes Registration Rights Agreement,” and, together with the Secured Notes Registration Rights Agreement, the “Registration Rights Agreements”).

In rendering our opinions herein, we have relied with respect to factual matters, solely upon the Officers’ Certificate (defined below), and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(a) the Secured Notes Registration Rights Agreement;

(b) the Unsecured Notes Registration Rights Agreement;

(c) the Secured Notes Indenture;

(d) the Unsecured Notes Indenture;

(e) the forms of Exchange Notes;

(f) the Registration Statement;

(g) the prospectus contained within the Registration Statement (the “Prospectus”);

(h) Certificate of Incorporation of Big Bend Hospital Corporation;

(i) Bylaws of Big Bend Hospital Corporation;

(j) Certificate of Incorporation of Big Spring Hospital Corporation;

(k) Bylaws of Big Spring Hospital Corporation;

(l) Certificate of Incorporation of Granbury Hospital Corporation;

(m) Bylaws of Granbury Hospital Corporation;

(n) Certificate of Incorporation of Jourdanton Hospital Corporation;

(o) Bylaws of Jourdanton Hospital Corporation;

(p) Certificate of Incorporation of Weatherford Hospital Corporation;

(q) Bylaws of Weatherford Hospital Corporation;

(r) Certificate of Formation of Weatherford Texas Hospital Company, LLC;

(s) Operating Agreement of Weatherford Texas Hospital Company, LLC;

(t) the Corporate Status Certificates (as defined in subpart (iii) below);

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(u) the LLC Status Certificates (as defined in subpart (iv) below); and

(v) the Evidences (as defined in subpart (v) below).

Items (h) through (v) above are collectively referred to herein as the “Corporate Documents.”

Items (a) through (g) above are collectively referred to herein as the “Transaction Documents.”

In addition we have examined and relied upon the following:

(i) with respect to each Guarantor that is a corporation, certificates from the Secretary of such Guarantor certifying in each instance as to true and correct copies of the articles of incorporation and bylaws of such Guarantor and resolutions of the board of directors of such Guarantor authorizing the guarantees by such Guarantor of the obligations of the Company under the Exchange Notes (each a “Corporate Officers’ Certificate”);

(ii) with respect to each Guarantor that is a limited liability company, certificates from the Secretary of such Guarantor certifying in each instance as to true and correct copies of the articles of organization and limited liability company agreement of such Guarantor and resolutions of the sole member of such Guarantor authorizing the Guarantees by such Guarantor of the obligations of the Company under the Exchange Notes (each a “LLC Officers’ Certificate” and, together with the Corporate Officers’ Certificates, the “Officers’ Certificates”);

(iii) with respect to each Guarantor that is a corporation, a certificate dated August 21, 2014 issued by the Office of the Secretary of State of Texas, attesting to the corporate status of such Guarantor in Texas (collectively, the “Corporate Status Certificates”);

(iv) with respect to each Guarantor that is a limited liability company, a certificate dated August 21, 2014, issued by the Office of the Secretary of State of Texas, attesting to the limited liability company status of such Guarantor in Texas (collectively, the “LLC Status Certificates”);

(v) with respect to each Guarantor, evidence of franchise tax account status, dated August 26, 2014, from the Comptroller of Public Accounts of the State of Texas (collectively, the “Evidences”); and

(vi) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

Assumptions Underlying Our Opinions

With your permission, as to questions of fact material to this Opinion and without independent verification with respect to the accuracy of such factual matters, we have relied upon the Indentures, certificates of public officials, accuracy of the public record, and the officers and directors of the Guarantors. We have made no independent investigation of the any statements, warranties and representations made by Guarantors in the Indentures or any related matters. With the exception of the Corporate Documents, we have not examined the books and records of the Guarantors.

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For purposes of this Opinion, we have assumed, with your approval and without independent investigation, the following:

(a) No fraud, mistake, undue influence, duress or criminal activity exists with to the Transaction Documents or any of the matters relevant to the opinions rendered herein.

(b) The genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic, original documents of all documents submitted to us as copies, the due authority of the parties executing such documents, and the legal capacity of natural persons.

(c) All factual matters, including, without limitation, any representations and warranties, contained in the Transaction Documents, are true and correct as set forth therein.

(d) The Indentures are in all material respects in the same form substantially as set forth in the ‘Description of Notes’ section of the Transaction Documents.

Our Opinions

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) Based solely upon its Corporate Status Certificate and the applicable Evidence, each Guarantor identified herein as a Texas corporation is a validly existing corporation under the laws of the State of Texas. Based solely upon its LLC Status Certificate and the applicable Evidence, each Guarantor identified herein as a limited liability company is a validly existing limited liability company under the laws of the State of Texas.

(2) Each Guarantor has the requisite corporate or limited liability company, as applicable, power to execute, deliver and perform its obligations under the Indentures, including its guarantee of the Exchange Notes.

(3) The execution and delivery by each Guarantor of the Indentures and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indentures, have been duly authorized by each Guarantor.

Qualifications and Limitations

This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time based solely upon laws, rulings and regulations in effect on the date hereof; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

We are qualified to practice law in the State of Texas, and we express no opinions as to the laws of other jurisdictions other than to the laws of the State of Texas, as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7

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of the Securities Act. Hodgson Russ LLP, legal counsel to the Company and each of the Guarantors, may rely upon this opinion with respect to matters set forth herein that are governed by Texas law for purposes of its opinion being delivered and filed as an exhibit to the Registration Statement.

Very truly yours,

LIECHTY & McGINNIS, LLP, a Texas limited liability partnership

By:	/s/ Emmett W. Berryman
Emmett W. Berryman, Partner

Schedule I

Guarantors

Name of Guarantor	State of Organization
Big Bend Hospital Corporation	TX
Big Spring Hospital Corporation	TX
Granbury Hospital Corporation	TX
Jourdanton Hospital Corporation	TX
Weatherford Hospital Corporation	TX
Weatherford Texas Hospital Company, LLC	TX